SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is entered into between Ben Coates (“Employee”) and F45 Training Holdings, Inc. (the “Company”), collectively referred to as the “Parties.”
Employee’s employment terminated effective March 29, 2023. With this Agreement and pursuant to Section 2.3 of that certain Executive Employment Agreement by and between the Company and Employee dated as of September 20, 2022, as extended pursuant to the letter dated February 16, 2023, (collectively, the “Employment Agreement”), the Company desires to provide Employee with some separation benefits to assist Employee in the period of transition following the separation subject to Employee’s execution, non-revocation and continued compliance with the terms of this Agreement.
In consideration of all mutual promises herein and good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and the Company agree:
1.Termination of Employment. Employee acknowledges and agrees that Employee’s employment with the Company terminated effective March 29, 2023 (the “Termination Date”). As of the Termination Date, Employee shall not be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company, and Employee shall not receive any benefits or payments from the Company, except as otherwise provided in this Agreement, under the terms of applicable benefits plans, or by law. Additionally, as of the Termination Date, Employee will no longer have authorization to incur any expenses on behalf of the Company. Without regard to whether Employee signs this Agreement, Employee will receive any accrued but unpaid base salary and other accrued and unpaid compensation in accordance with the Employment Agreement. As of the Termination Date, Employee shall be deemed to have resigned from all positions that Employee may have held as an employee, officer, director, or fiduciary of the Company or any subsidiary of the Company.
2.Separation Benefits. In consideration for Employee’s execution of this Agreement and compliance with its terms, Employee shall be entitled to the following compensation and benefits pursuant to the Employment Agreement (the “Separation Benefits”):
(a)Payment of Employee’s Base Salary from April 1, 2023 through July 31, 2023, in the total amount of $500,000 (less applicable taxes and withholdings) paid in a lump sum in connection with the Company’s normal payroll cycle on or before April 15, 2023, (or the next available payroll cycle after which all necessary review or revocation periods have lapsed); and

(b)The portion of Employee’s unvested monthly restricted stock unit award granted August 18, 2022 that was payable as a portion of Base Salary that was scheduled to vest on March 31, 2023 will vest as though Employee remained employed through such date (for avoidance of doubt, none of the remainder of the restricted stock unit award granted as of March 31, 2023 that were scheduled to vest monthly as part of Base Salary, nor any other equity awards, will be issued or vest following March 31, 2023 pursuant to the Employment Agreement). As described in Exhibit A, the Company has set forth a table that describes Employee’s outstanding equity awards (i.e., restricted stock units and options), which includes (i) the type of each equity award, (ii) the grant date, (iii) the number of shares associated with each equity award, (iv) the vesting schedule, and (v) the number of shares that have vested on March 31, 2023.

3.No Other Payment Obligations. Employee acknowledges that Employee has received all wages, compensation, bonuses, or other amounts owed to Employee, that Employee is only entitled to the Separation Benefits if Employee executes this Agreement, and that, without this Agreement, Employee is not otherwise entitled to the Separation Benefits.
4.General Release.
(a)In exchange for the mutual promises and consideration promised herein, Employee hereby and forever releases the Company and its officers, partners, directors, employees, managers, supervisors, agents, attorneys, insurers, investors, shareholders, administrators, funds, partnerships, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, assigns, and any other related persons or entities, in all individual and official capacities, (the “Releasees”) from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Employee may possess against any of the Releasees arising from any omissions, acts, or facts that have occurred up until and including the date on which Employee signs this Agreement including, without limitation, the following (the “Released Claims”): (a) any and all claims arising out of or relating to Employee’s employment with or separation from the Company; (b) any and all public policy, contract, tort, or common law claims, including, but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (express and implied), breach of a covenant of good faith and fair dealing (express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion; (c) any and all claims or demands for wages, compensation or other amounts claimed to be due from the Company, including, but not limited to, claims for bonuses, commissions, or any equity, ownership, profit or other interest it the Company, vacation pay, personal time off, sick pay, fringe benefits, 401(k) match, or any other form of payment (other than the Separation Benefits); (d) any and all claims for violation of federal, state, or local constitution, law, code, ordinance, statute, or other legislative enactment, as amended, including, but not limited to, the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act of 2008; the Civil Rights Acts of 1866 and 1871; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Lilly Ledbetter Fair Pay Act; the Families First Coronavirus Response Act; the False Claims Act; the Employee Retirement Income Security Act of 1974 (excluding claims for accrued and vested benefits, if any); (e) any and all claims arising out of any other federal, state, or local statute, law, rule, regulation, or ordinance, even if not specified herein; and (f) any and all claims for damages (whether compensatory, punitive, or otherwise), attorneys’ fees, and costs.
(b)Employee further agrees, to the maximum extent permitted by law, that Employee will not, at any time hereafter, on Employee’s own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons, commence, maintain, prosecute in as a party, or permit to be filed by any other person on Employee’s behalf, any action or proceeding of any kind (judicial or administrative) in any court or agency, or participate in any action, suit, or proceeding (unless compelled by legal process or court order), against the Releasees. Employee also agrees, to the maximum extent permitted by law, that Employee will not instigate or induce others to commence, maintain, or prosecute any action or proceeding of any kind (judicial or administrative) in any court or agency, or participate in any action, suit, or proceeding (unless compelled by legal process or court order), against the Releasees.
(c)Notwithstanding the foregoing, nothing in this Agreement is intended to waive Employee’s claims or rights (a) for unemployment or workers’ compensation benefits, (b) for any medical benefits or any judgment or monetary awards or settlements that may arise related to medical benefits under any group health plan sponsored by the Company or any Releasee, (c) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (d) that may arise after the date Employee signs this Agreement, (e) to vested equity (i.e., restricted stock units or options) pursuant to the terms and conditions of each equity award agreement and the Company’s 2021 Equity Incentive Plan, (f) to defense and indemnification from the Company or its insurers for actions taken by Employee in the scope of Employee’s employment with the Company, including, without limitation, rights of defense and indemnification as provided in Employee’s indemnification agreement, the Company’s articles of incorporation or bylaws, as a matter of law, or under any directors’ and officers’ insurance policies, or (g) that cannot be released by private agreement pursuant to applicable law.
(d)The Company hereby waives, releases and forever discharges you from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance, or common law, which it now has, ever has had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown, from the beginning of time until the date of execution of this Agreement. Notwithstanding the foregoing, nothing herein constitutes a release or waiver by the Company of (i) any claim or right that may arise after the execution of this Agreement; (ii) any claim or right the Company may have under this Agreement; (iii) any act or omission by you that would constitute Cause as defined in the Employment Agreement; or (iv) any claim that is not otherwise waivable under applicable law.
5.Opportunity to Confer. The Company advises Employee to confer with an attorney of Employee’s own choosing before entering into this Agreement. Employee represents that Employee has had a full opportunity to confer with an attorney. If Employee signs this Agreement without conferring with an attorney, Employee knowingly and voluntarily waives the opportunity to confer with an attorney.
6.Effective Date; Revocation. Employee acknowledges and agrees that: (a) the Employee has been given at least twenty-one (21) days during which to review and consider the provisions of the Agreement, although Employee may at Employee’s discretion, knowingly and voluntarily, sign and return the Agreement at any earlier time; (b) the Employee is waiving rights or claims which may be waived by law in exchange for consideration that is not otherwise due to the Employee, including claims and rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and as otherwise described in this Agreement; (c) rights or claims that may arise after the date this Agreement is executed, including those arising under the ADEA, are not waived by this Agreement; (d) at any time within seven (7) days after signing this Agreement, Employee may revoke this Agreement; and (e) this Agreement is not enforceable until the revocation period has passed without a revocation. To revoke this Agreement, Employee must send a written statement of revocation delivered to Patrick Grosso, Chief Legal Officer, at both _______________ and ________________. This revocation must be received no later than the seventh (7th) day following the Employee’s execution of this Agreement. If no such revocation occurs, this Agreement shall become irrevocable on the eighth (8th) day following execution of this Agreement (the “Effective Date”).
7.Return of Property. Employee affirms and agrees that, to the best of his knowledge, Employee returned any and all files and documents (and all copies thereof) and other property that Employee has had in Employee’s possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, employee information, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, keys to any company-leased vehicles, computers, credit cards, entry cards, identification badges and keys), and any materials of any kind that contain or embody any proprietary or confidential information of the Company and/or its affiliates, and all reproductions thereof. To the extent Employee has electronic copies of these materials on personal devices or drives, Employee agrees to permanently delete such copies. Employee shall be permitted to retain and use Employee’s mobile phone; provided, Employee will delete any confidential or proprietary information of the Company.
8.Affirmations. Employee affirms that: (a) the consideration provided by this Agreement exceeds anything of value to which the Employee would otherwise be entitled; (b) Employee has not filed nor caused to be filed, nor is presently a party to, any claim against the Company, except that Employee may file a claim for unemployment compensation; (c) Employee has been paid and/or has received all compensation, wages, bonuses, commissions, benefits, and/or other equity to which Employee may be entitled; (d) Employee has been granted any leave to which Employee was entitled under the FMLA or related state or local leave or disability accommodation laws; (e) Employee has no known workplace injuries or occupational diseases; (f) Employee hereby affirms that Employee is not aware of suspected ethical and compliance issues or violations of any law on the part of the Company or any Released Parties; and (g) Employee has not incurred any job-related expenses for which the Company has not reimbursed Employee.
9.Continuing Obligations. Employee acknowledges and agrees that Employee has continuing obligations to the Company and its affiliates pursuant to the Employment Agreement (collectively, the “Covenants”). In entering into this Agreement, Employee acknowledges the continued effectiveness and enforceability of the Covenants, and Employee expressly reaffirms Employee’s commitment to abide by, and agrees that Employee will abide by, the terms of the Covenants.
10.Cooperation. Employee agrees to reasonably cooperate with the Company (including its officers, their designees, or legal counsel) by providing all information that the Company may reasonably request with respect to matters involving the work Employee performed for the Company and Employee’s responsibilities and duties during Employee’s employment with the Company, including any litigation or other legal proceeding involving the Company, so long as such requests do not unreasonably interfere with any other employment or work in which Employee is engaged. Further, Employee agrees to sign any such further documents necessary to give effect to this Agreement. Employee shall continue to be entitled to all benefits, indemnification, advancement rights, and protections provided for in Employee’s indemnification agreement and to the fullest extent permitted by law and applicable insurance policy.
11.Injunctive and Other Relief.
(a)Any violation of any provision of this Agreement shall constitute a material breach of this Agreement likely to cause irreparable harm to the Company. Employee agrees that any such breach or threatened breach by Employee shall give the Company the right to specific performance through injunctive relief requiring Employee to comply with Employee’s obligations under this Agreement in addition to any other relief or damages allowed by law. In addition, Employee will permanently forfeit any claim or entitlement to the payments described in this Agreement that may remain unpaid and Employee will immediately repay to the Company all other compensation provided by the Company pursuant to this Agreement.

(b)Notwithstanding anything contained in this Agreement to the contrary, each party shall be entitled to written notice of any default and shall have five (5) days from receipt of such notice to cure a breach of this Agreement, provided such breach can be reasonably cured.

12.Indemnification. Except as otherwise provided by law, Employee agrees to indemnify and hold harmless the Released Parties from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Released Parties arising out of Employee’s relationship with the Released Parties, including but not limited to any violations of law or other misconduct committed by Employee, the breach of this Agreement by Employee, and/or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Released Parties as a complete defense, or may be asserted by way of counterclaim or cross-claim.

13.    Non-Disparagement.
(a) Employee agrees not to publish or communicate, or cause, direct, induce, or encourage any other person, entity, or other third party to make, publish, or communicate, whether anonymously or not, any statement, observation, opinion, or information, whether verbal or written, of a defamatory or disparaging nature regarding the Company and/or the Releasees or their personnel or products and Employee shall not take any action that would cause the Company and/or the Releasees or their personnel, services or products any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute.

(b)Employee agrees not to disclose, directly or indirectly, any information about or relating to (i) the Company; (ii) legal matters involving or relating to the Company or any other Releasee, or the resolution thereof; or (iii) personal matters, personal lives, and other information concerning officers, directors, members, or employees of the Company or any other Releasee, in the case of each of the foregoing categories covered under this Paragraph 13(b), to any reporter, journalist, editor, author, producer, publisher, newspaper, blog, website, social media or similar person or entity, or take any other action that results in such information being made available to the general public, including, without limitation, books, articles, writings or electronic media of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/internet format or any other medium.

(c)The Company agrees that it will not direct or instruct anyone in their Company capacity to make, publish, or communicate, or cause to be made, published, or communicated, any statement, observation, opinion or information, whether verbal or written, of a defamatory or disparaging nature regarding, or that is likely in any way to harm the reputation of, embarrass, humiliate, or otherwise cause or contribute to Employee being held in disrepute, and will specifically instruct (and use reasonable efforts to maintain compliance with such instruction) its executive officers, current members of the board of directors of the Company (the “Board”), or employees with knowledge of this Agreement, respectively, to not make any such remarks about Employee, including comments about Employee’s employment with or cessation of employment or service as a member of the Board.

14.    Dispute Resolution.
(a)    Employee and the Company each agree that with respect to any all claims that Employee or the Company now have or in the future may have against the other, including, without limitation, contract claims, tort claims, claims for compensation, penalties or restitution and any other claim under any federal, state or local statute, constitution, regulation, rule, ordinance or common law, in each case, directly or indirectly arising out of or related to this Agreement, Employee’s relationship with the Company or Employee’s employment with the Company or the claims described above (collectively “Covered Claims”) the claimant agrees to notify the other party in writing of any Covered Claim within five (5) calendar days of becoming aware of such Covered Claim so that the parties can attempt in good faith to resolve such Covered Claim informally. Such notice must include a sufficiently detailed description of the nature or basis of the Covered Claim, and the specific relief sought.

(b)    Any Covered Claim that that cannot be resolved between the parties pursuant to Paragraph 14(a) shall be submitted to mediation before a single mediator with JAMS in accordance with the then-current arbitration rules and procedures of JAMS. If the parties cannot agree upon a mediator within five (5) calendar days, a mediator shall be selected using the same process for Arbitrator Selection under the applicable JAMS arbitration rules.

(c)    To the extent that any Covered Claims cannot be resolved pursuant to Paragraph 14(a)-(b), and except with respect to any claim (i) that is expressly precluded from arbitration by a governing federal law or by a state law that is not preempted by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”); (ii) that seeks injunctive or other equitable relief in aid of arbitration; or (iii) regarding sexual harassment or sexual assault to the extent Employee elects to exclude such claims from arbitration hereunder, such Covered Claims are subject to and will be resolved by binding arbitration. The parties irrevocably consent and agree that (i) any arbitration will occur in the State of Texas; (ii) arbitration will be conducted confidentially in accordance with the then-current arbitration rules and procedures of the JAMS (and its then-existing emergency relief procedures to the extent either party seeks emergency relief prior to the appointment of an arbitrator), unless those rules or procedures conflict with any express term of this Agreement, in which case this Agreement shall control; (iii) the federal courts sitting in the State of Texas, have exclusive jurisdiction over any appeals and the enforcement of an arbitration award; and (iv) the state or federal courts sitting in the State of Texas have exclusive jurisdiction over any claim that is not subject to arbitration, and in such case, the rights and obligations of the parties will be governed by, and construed and enforced, both substantively and procedurally, in accordance with, the laws of the State of Texas without regard to choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction).

(d)    Each party shall pay the fees of its attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with any mediation or arbitration pursuant to this Paragraph. EACH PARTY HEREBY IRREVOCABLY CONSENTS AND AGREES TO ARBITRATE ANY COVERED CLAIMS THROUGH BINDING ARBITRATION, AND FOREVER WAIVES AND GIVES UP ITS RIGHT TO HAVE A JUDGE OR JURY DECIDE ANY COVERED CLAIMS.

15.    Section 409A. This Agreement is intended to comply with or satisfy one or more exemptions from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder will comply with or satisfy an exemption from Section 409A. In the event that any amounts or benefits payable hereunder would subject Employee to penalties under Section 409A, neither the Company nor any of its principals, members, managers, partners, shareholders, directors, officers, employees, consultants, or other agents shall be liable to Employee or Employee’s beneficiaries for any such penalties or any other damages, excise taxes, or other related amounts.
16.    Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas excluding its conflicts of laws rules.
17.    Assignment. Employee warrants that Employee has not assigned any claims or rights released in this Agreement.
18.    No Admission of Wrongdoing. By entering into this Agreement, the Company does not admit that it engaged in any unlawful or improper conduct, or that it is legally obligated to Employee in any way.
19.    Construction. The consideration stated herein is contractual and not merely a recital. The Parties hereto execute and deliver this Agreement after being fully informed of its terms, contents and effects. The Parties acknowledge that both Parties have had a full opportunity to revise the language of the Agreement, and that, in the event of a dispute, the Agreement should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Agreement.
20.    Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.
21.    Entire Agreement. This Agreement, together with the applicable provisions of the Employment Agreement, each Restricted Stock Unit Award Agreement, and each Stock Option Agreement, constitute the entire agreement between the parties relating to the specific matters covered by this Agreement and supersedes and replaces all prior agreements or written arrangements to which Employee is subject, whether written or oral, with respect to the subject matter of this Agreement, except for any agreements or obligations Employee owes to third parties, and except for any agreements incorporated by reference herein.
22.    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. Signatures may be transmitted by facsimile or electronic mail and such signatures shall be acceptable as original signatures for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement and General Release to be duly executed and effective as of the date specified herein.

For F45 Training Holdings, Inc. /s/ Eugene Davis	For Ben Coates /s/ Ben Coates
Eugene Davis Chairman of the Board	Ben Coates
Eugene Davis	Ben Coates
Printed Name April 29, 2023	Printed Name April 27, 2023
Date	Date